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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
USDATA Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-65505 and 333-82927) of USDATA Corporation of our report dated February 8, 2002, except for note 15, which is as of March 19, 2002, relating to the consolidated balance sheets of USDATA Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of USDATA Corporation.


                                                  KPMG LLP


Dallas, Texas
April 1, 2002